Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

PULMATRIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	97,519,045 (1)	(2)	$3,250.64 (2)	$0.00015310	$0.50
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$3,250.64 (2)	-	$0.50
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$0.50

(1)
Relates to common stock, $0.0001 par value per share, of Pulmatrix, Inc., a Delaware corporation (“Pulmatrix”), issuable to holders of common stock, $0.0001 par value per share, of Cullgen Inc., a Delaware corporation (“Cullgen”), in the proposed merger of PCL Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Pulmatrix, with and into Cullgen, with Cullgen surviving the merger, and as part of the same overall transaction, Cullgen will merge with and into PCL Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pulmatrix, with PCL Merger Sub II, LLC continuing as a wholly owned subsidiary of Pulmatrix and the surviving corporation of the merger. The amount of common stock of Pulmatrix to be registered includes the estimated maximum number of shares of common stock of Pulmatrix that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of Pulmatrix, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 1.2491 shares of common stock of Pulmatrix for each outstanding share of common stock of Cullgen.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Cullgen is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Cullgen securities expected to be exchanged in the proposed merger.